Exhibit 99.1 FOR IMMEDIATE RELEASE
Waste Management Announces Second Quarter Earnings

Strong Pricing Leads to Continued Growth in Income from Operations and Income from Operations Margin Company Executes Agreements to Repurchase $600 Million in Shares	FOR MORE INFORMATION Waste Management Web site www.wm.com

HOUSTON – JULY 29, 2014 – Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended June 30, 2014. Revenues for the second quarter of 2014 were $3.56 billion compared with $3.53 billion for the same 2013 period. Net income (a) for the quarter was $210 million, or $0.45 per diluted share, compared with $244 million, or $0.52 per diluted share, for the second quarter of 2013. Results in the second quarter of 2014 included approximately $69 million of after-tax charges primarily related to the divestiture of operations in Puerto Rico. Excluding these impacts, net income would have been $279 million, or $0.60 per diluted share, compared to adjusted earnings per diluted share of $0.54 in 2013.(b)

“Our strong yield and cost controls delivered growth in income from operations, operating EBITDA, and adjusted earnings per share when compared to second quarter 2013 results,” commented David P. Steiner, President and Chief Executive Officer of Waste Management. “We saw an increase of 40 basis points in our income from operations margin, and 120 basis points on an adjusted basis. Our yield was 2.3%, marking the fifth consecutive quarter exceeding both 2.0% and CPI. Our cost of operations improved by $10 million, driven by improvement in our recycling operations, and SG&A costs notched down to 9.9% of revenue. All of this resulted in an improvement in both our net cash provided by operations and our free cash flow, which were $555 million and $447 million. Given this strong cash flow performance, we recently entered into an accelerated share repurchase program to return $600 million of our cash flow to our shareholders through share repurchases.” (b)

KEY HIGHLIGHTS FOR THE SECOND QUARTER 2014

•    Revenue increased by 1.0%, or $35 million; excluding a negative $14 million in foreign currency translation, revenue would have increased 1.4%.

•    Internal revenue growth from yield for collection and disposal operations was 2.3%.

•    Core price, which consists of price increases and fees, other than the Company’s fuel surcharge, net of rollbacks, was 3.9%, up from 3.8% in the second quarter of 2013.

•    Internal revenue growth from volume was negative 1.4%, a 40 basis point sequential improvement from the first quarter of 2014. The loss of several low-margin national accounts represented more than half of the decline.

•    Earnings from the Company’s waste-to-energy operations were relatively flat when compared to the prior year period.

•    Recycling operations positively affected earnings by approximately $0.01 per diluted share when compared to the prior year period as the Company improved its enforcement of restrictions on contaminated loads and continued to modify the methods for calculating rebates to its customers. This improvement overcame lower average recycling commodity prices of approximately 2.1% compared with the prior year period.

Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

•    Operating expenses as a percent of revenue were 64.6% in the second quarter of 2014, as compared to 65.5% in the second quarter of 2013, an improvement of 90 basis points. Overall operating expenses improved by $10 million compared to the prior year period, primarily driven by improvements in the Company’s recycling operations.

•    SG&A expenses as a percent of revenue were below 10% for the quarter, at 9.9%.

•    Net cash provided by operating activities was $555 million. Capital expenditures were $208 million.

•    Free cash flow increased $100 million to $447 million, despite an increase of more than $70 million in cash taxes. Excluding divestiture proceeds, free cash flow increased $37 million from the prior year to $347 million. The Company had $100 million of divestiture proceeds in the quarter, primarily related to the sale of its Puerto Rico operations, but taxes on the repatriation of cash from Puerto Rico reduced the cash benefit to the Company.(b)

•    The Company returned $175 million in dividends to shareholders.

•    The effective tax rate was approximately 44.7%, compared to 33.2% in the second quarter of 2013. The rate was higher than the Company’s expected rate of 35% primarily due to accumulated cash that was repatriated to the U.S. upon divestiture of its Puerto Rico operations.

Steiner concluded, “Our first half performance shows the strength of our business, and we expect that momentum to continue into the second half. This will lead to strong free cash flow generation, which we intend to use to strengthen our core business and to return cash to our shareholders. During the first half of the year we suspended share repurchases while negotiations to sell Wheelabrator were ongoing, but with the proposed sale now announced, we have entered into an accelerated share repurchase program to spend the full amount of our previously announced $600 million authorization on share repurchases over a maximum term of approximately six months.

“We still anticipate that our full-year yield will be greater than 2.0%, compensating for negative volumes in the second half of 2014. We also expect to see continued improvement from our cost control programs in 2014. Our strong performance on these metrics makes us confident that we will meet or exceed our full-year adjusted earnings per share guidance of between $2.30 and $2.35. These metrics also drive free cash flow, and when we add our discipline on working capital and capital expenditures, we now expect to meet or exceed the high end of our full-year free cash flow target of between $1.4 and $1.5 billion. Our guidance does not take into account the potential divestiture of our waste-to-energy operations that we announced today.” (b)

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(a)    For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)    This press release includes adjusted net income, adjusted earnings per diluted share and adjusted income from operations margin, which are non-GAAP measures as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business.

The Company’s projected full year 2014 earnings per diluted share are not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude items noted in this press release and the effects of other events or circumstances in 2014 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require estimation of the impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison. The Company defines free cash flow as:

•    Net cash provided by operating activities

•    Less, capital expenditures

•    Plus, proceeds from divestitures of businesses and other assets (net of cash divested).

The quantitative reconciliations of free cash flow for the quarter and net income, earnings per diluted share, and income from operations margin adjusted in this press release to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company. Operating EBITDA, as referred to herein, is GAAP income from operations before depreciation and amortization.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the second quarter 2014 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 63619185 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Tuesday, July 29, 2014 through 5:00 PM (Eastern) on Tuesday, August 12, 2014. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 63619185.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding, 2014 earnings per diluted share; 2014 free cash flow; amount and timing of future share repurchases; strength of the business and free cash flow; returning cash to shareholders; improvement in recycling operations; achievement of full-year targets; volume estimates; divestiture activity; and future results from pricing and cost control initiatives. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2014	2013
Operating revenues	$3,561	$3,526
Costs and expenses:
Operating	2,301	2,311
Selling, general and administrative	353	353
Depreciation and amortization	339	339
Restructuring	1	2
(Income) expense from divestitures, asset impairments and unusual items	35	11

	3,029	3,016

Income from operations	532	510

Other income (expense):
Interest expense	(116)	(122)
Interest income	1	1
Equity in net losses of unconsolidated entities	(13)	(8)
Other, net	(2)	2

	(130)	(127)

Income before income taxes	402	383
Provision for income taxes	180	127

Consolidated net income	222	256
Less: Net income attributable to noncontrolling interests	12	12

Net income attributable to Waste Management, Inc.	$210	$244

Basic earnings per common share	$0.45	$0.52

Diluted earnings per common share	$0.45	$0.52

Basic common shares outstanding	465.9	467.9

Diluted common shares outstanding	468.0	469.4

Cash dividends declared per common share	$0.375	$0.365

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2014	2013
EPS Calculation:
Net income attributable to Waste Management, Inc.	$210	$244

Number of common shares outstanding at end of period	465.9	468.1
Effect of using weighted average common shares outstanding	—	(0.2)

Weighted average basic common shares outstanding	465.9	467.9
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.1	1.5

Weighted average diluted common shares outstanding	468.0	469.4

Basic earnings per common share	$0.45	$0.52

Diluted earnings per common share	$0.45	$0.52

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Operating revenues	$6,957	$6,862
Costs and expenses:
Operating	4,533	4,520
Selling, general and administrative	728	743
Depreciation and amortization	656	662
Restructuring	2	10
(Income) expense from divestitures, asset impairments and unusual items	37	15

	5,956	5,950

Income from operations	1,001	912

Other income (expense):
Interest expense	(238)	(244)
Interest income	2	2
Equity in net losses of unconsolidated entities	(22)	(16)
Other, net	(5)	(9)

	(263)	(267)

Income before income taxes	738	645
Provision for income taxes	279	213

Consolidated net income	459	432
Less: Net income attributable to noncontrolling interests	21	20

Net income attributable to Waste Management, Inc.	$438	$412

Basic earnings per common share	$0.94	$0.88

Diluted earnings per common share	$0.94	$0.88

Basic common shares outstanding	465.6	466.8

Diluted common shares outstanding	467.5	468.1

Cash dividends declared per common share	$0.75	$0.73

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
EPS Calculation:
Net income attributable to Waste Management, Inc.	$438	$412

Number of common shares outstanding at end of period	465.9	468.1
Effect of using weighted average common shares outstanding	(0.3)	(1.3)

Weighted average basic common shares outstanding	465.6	466.8
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.9	1.3

Weighted average diluted common shares outstanding	467.5	468.1

Basic earnings per common share	$0.94	$0.88

Diluted earnings per common share	$0.94	$0.88

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$137	$58
Receivables, net	1,797	1,810
Other	421	631

Total current assets	2,355	2,499
Property and equipment, net	12,031	12,344
Goodwill	6,094	6,070
Other intangible assets, net	493	529
Other assets	1,206	1,161

Total assets	$22,179	$22,603

Liabilities and Equity
Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,194	$2,288
Current portion of long-term debt	786	726

Total current liabilities	2,980	3,014
Long-term debt, less current portion	9,011	9,500
Other liabilities	4,041	4,087

Total liabilities	16,032	16,601

Equity:
Waste Management, Inc. stockholders’ equity	5,853	5,707
Noncontrolling interests	294	295

Total equity	6,147	6,002

Total liabilities and equity	$22,179	$22,603

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Consolidated net income	$459	$432
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	656	662
Other	78	91
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(54)	(63)

Net cash provided by operating activities	1,139	1,122

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(26)	(210)
Capital expenditures	(474)	(501)
Proceeds from divestitures of businesses and other assets (net of cash divested)	266	74
Investments in unconsolidated entities	(11)	(24)
Net receipts from restricted trust and escrow accounts, and other	(49)	(32)

Net cash used in investing activities	(294)	(693)

Cash flows from financing activities:
New borrowings	1,500	461
Debt repayments	(1,925)	(658)
Cash dividends	(349)	(341)
Exercise of common stock options	31	98
Other, net	(23)	(25)

Net cash used in financing activities	(766)	(465)

Effect of exchange rate changes on cash and cash equivalents	—	(4)

Increase (decrease) in cash and cash equivalents	79	(40)
Cash and cash equivalents at beginning of period	58	194

Cash and cash equivalents at end of period	$137	$154

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
Operating Revenues by Lines of Business
Collection
Commercial	$856	$846	$855
Residential	643	635	652
Industrial	574	516	558
Other	88	77	68

Total Collection	2,161	2,074	2,133
Landfill	732	632	716
Transfer	357	306	345
Wheelabrator	206	230	215
Recycling	351	347	366
Other	396	387	397
Intercompany (a)	(642)	(580)	(646)

Operating revenues	$3,561	$3,396	$3,526

	Quarters Ended
	June 30, 2014		June 30, 2013
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$60	1.7%	$33	1.0%
Volume	(51)	-1.4%	(20)	-0.6%

Internal revenue growth	9	0.3%	13	0.4%
Acquisition	54	1.5%	57	1.6%
Divestitures	(14)	-0.4%	(1)	0.0%
Foreign currency translation	(14)	-0.4%	(2)	-0.1%

	$35	1.0%	$67	1.9%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$67	2.4%	$60	2.2%
Waste-to-energy disposal	(1)	-0.9%	—	—

Collection and disposal	66	2.3%	60	2.1%
Recycling commodities	(13)	-3.6%	(45)	-12.2%
Electricity	2	3.1%	4	6.6%
Fuel surcharges and mandated fees	5	2.9%	14	8.9%

Total	$60	1.7%	$33	1.0%

	Quarters Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$555	$545	$1,139	$1,122
Capital expenditures	(208)	(235)	(474)	(501)
Proceeds from divestitures of businesses and other assets (net of cash divested)	100	37	266	74

Free cash flow	$447	$347	$931	$695

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
Balance Sheet Data
Cash and cash equivalents	$137	$339	$154

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,797	$10,194	$9,770
Total equity	6,147	6,039	6,818

Total capital	$15,944	$16,233	$16,588

Debt-to-total capital	61.4%	62.8%	58.9%

Capitalized interest	$4	$3	$4

Acquisition Summary (a)
Gross annualized revenue acquired	$9	$9	$47

Total consideration	$16	$10	$32

Cash paid for acquisitions	$15	$11	$30

Other Operational Data
Internalization of waste, based on disposal costs	67.5%	67.0%	66.6%

Total landfill disposal volumes (tons in millions)	24.6	21.3	24.1
Total waste-to-energy disposal volumes (tons in millions)	1.9	1.7	2.0

Total disposal volumes (tons in millions)	26.5	23.0	26.1

Active landfills	262	267	270

Landfills reporting volume	243	247	256

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$87.9	$73.5	$88.1
Asset retirement costs	15.7	9.9	17.9

Total landfill amortization expense (b)	103.6	83.4	106.0
Accretion and other related expense	18.6	18.3	17.1

Landfill amortization, accretion and other related expense	$122.2	$101.7	$123.1

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended June 30, 2014 as compared to the quarter ended March 31, 2014 reflects an increase in amortization expense of approximately $20.2 million, primarily due to changes in landfill estimates identified in both quarters and by an increase in volumes primarily due to seasonality.

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended June 30, 2014
	After-tax Amount	Tax (Expense) /Benefit	Per Share Amount
Adjusted Net Income and Earnings Per Diluted Share
Net Income and Diluted EPS, as reported	$210		$0.45
Adjustments to Net Income and Diluted EPS:
Asset impairments and unusual items (a)	67	(29)
Partial withdrawal from multiemployer pension plans	2	1

	69		0.15

Net Income and Diluted EPS, as adjusted	$279		$0.60	(b)

	Quarter Ended June 30, 2013
	After-tax Amount	Tax (Expense) /Benefit	Per Share Amount
Adjusted Net Income and Earnings Per Diluted Share
Net Income and Diluted EPS, as reported	$244		$0.52
Adjustments to Net Income and Diluted EPS:
Asset impairments and unusual items (c)	8	5	0.02

Net Income and Diluted EPS, as adjusted	$252		$0.54	(b)

Full Year 2014 Free Cash Flow Reconciliation (d)
Net cash provided by operating activities	$2,500
Capital expenditures	(1,300)
Proceeds from divestitures of businesses and other assets (net of cash divested)	300

	$1,500

(a)	Includes net charges reflected in: i) the “asset impairments and unusual items” financial caption, primarily related to the divestiture of our Puerto Rico operations; ii) the “restructuring” financial caption; and iii) charge associated with certain of our investments in unconsolidated entities that are included in the “other, net” financial caption.
(b)	Adjusted earnings per diluted share increased more than 10% in the second quarter of 2014 as compared with adjusted results for the same period prior year.
(c)	Includes net charges in the “restructuring” financial caption as well as the “asset impairments and unusual items” financial caption.
(d)	This reconciliation illustrates a scenario in which our projected free cash flow for 2014 could meet the upper-end of our guidance of $1.5 billion. The amounts used in the reconciliation are subject to many variables, some of which are not under our control, and are not necessarily representative or indicative of full year results.

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended June 30, 2014
	Amount		As a % of Revenues
Adjusted Income from Operations as a percent of Revenues
Operating revenues, as reported	$3,561
Income from operations, as reported	$532		14.9	%(a)
Adjustments to Income from operations:
Asset impairments and unusual items	36
Partial withdrawal from multiemployer pension plans	3

	39

Income from operations, as adjusted	$571	(b)	16.0	%(b)

	Quarter Ended June 30, 2013
	Amount		As a % of Revenues
Adjusted Income from Operations as a percent of Revenues
Operating revenues, as reported	$3,526
Income from operations, as reported	$510		14.5	%(a)
Adjustments to Income from operations:
Asset impairments and unusual items	13

Income from operations, as adjusted	$523	(b)	14.8	%(b)

(a)	Income from operations, as reported, increased 40 basis points as a percent of revenues, compared with as reported results in the second quarter of 2013.
(b)	Adjusted income from operations grew more than 9%, or 120 basis points as a percent of revenues, compared with adjusted results in the second quarter of 2013.